UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 30, 2018

CALAMP CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-12182	95-3647070
(State or Other Jurisdiction of Incorporation)	(Commission file number)	(IRS Employer Identification Number)

15635 Alton Parkway, Suite 250, Irvine, CA 92618

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (949) 600-5600

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On March 30, 2018 (the “Closing Date”), CalAmp Corp. (the “Company” or “Borrower”) entered into a Credit Agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent (the “Agent”) for the lender parties. The Credit Agreement provides for a secured revolving credit facility under which the Borrower may borrow up to an aggregate of $50.0 million (the “Credit Facility”), and the Borrower and lenders may increase the total commitments under the Credit Facility to up to $75.0 million, subject to certain conditions. The Credit Facility will terminate, and all outstanding loans become due and payable, on March 30, 2020. The proceeds of loans made under the Credit Agreement will be used for working capital and general corporate purposes, which could include acquisitions. As of the date of this Current Report on Form 8-K, the Company has no immediate plans to draw on the Credit Facility, though it may do so in future.

The loans under the Credit Agreement bear interest at either, at the option of the Company the LIBOR-based rate or the Alternate Base Rate, as defined in the Credit Agreement, plus, in each case, an applicable margin based on the Company’s senior leverage ratio from time to time, ranging from 0.00% to 0.50% for base rate loans, and from 1.00% to 1.50% for Eurodollar loans. The Company will also pay a commitment fee of 0.25%, payable quarterly in arrears, on the average daily unused amount of the Credit Facility.

Amounts owing under the Credit Agreement and related credit documents are guaranteed by the Borrower and its domestic subsidiaries and secured by substantially all of the assets of the Borrower and such subsidiaries.

The Credit Agreement contains customary affirmative covenants, including financial statement reporting requirements and customary covenants that limit the ability of the Company and its subsidiaries to, among other things, pay dividends, incur debt, create liens and encumbrances, acquire, merge, consolidate with or into another person or entity, make investments and redeem or repurchase stock. The Credit Agreement also contains certain financial covenants requiring that the Company maintain certain financial ratios.

The Credit Agreement contains customary events of default, such as the failure to pay obligations when due, initiation of bankruptcy or insolvency proceedings, defaults on certain other indebtedness, change of control or breach of representations and warranties or covenants. Upon an event of default, the lenders may, subject to customary cure rights, require the immediate payment of all amounts outstanding and foreclose on collateral.

The foregoing description of the Credit Agreement is not, and does not purport to be, complete and is qualified in its entirety by reference to the Credit Agreement, which is attached hereto as Exhibit 10.1 and filed herewith. In the ordinary course of their respective businesses, the lenders under the Credit Agreement and their affiliates have engaged, and in the future may engage, in commercial banking and/or investment banking transactions with the Company and its affiliates.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

10.1	Credit Agreement, dated as of March 30, 2018, among the Company, the lenders from time to time party thereto, and JPMorgan, N.A. as Agent.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALAMP CORP. Registrant

By:	/s/ Kurtis J. Binder
Kurtis J. Binder Executive Vice President and Chief Financial Officer

Dated: April 5, 2018